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EXHIBIT 23

Independent Auditors' Consent

        We consent to incorporation by reference in the registration statement (No. 333-74268) on Form S-8 of Tom Brown, Inc. of our report dated June 18, 2003, relating to the statement of net assets available for benefits of the Tom Brown, Inc. 401(k) Retirement Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Tom Brown, Inc. 401(k) Retirement Plan.

KPMG LLP

Denver, Colorado,
June 27, 2003.

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Independent Auditors' Consent